EXHIBIT 10.3


December 2, 2005


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Subject:   Long-Term Incentive Award Agreement

Dear _______:

I am pleased to inform you that the Human Resources Committee of the Board of Directors of Woodhead Industries, Inc. ("Woodhead" or "the Company") has selected you to receive a long-term incentive award designed to encourage your participation in maximizing the long term value of the Company, which is dependent on the growth of the Company's stock price. The Company views your ongoing support of its strategy to be an integral factor for its success. This restricted share award is contingent upon your agreeing to the terms of this Long-Term Incentive Award Agreement and our Stock Awards Plan more fully described below.

This award is a grant of ________ restricted shares of Woodhead Industries, Inc. Common Stock in accordance with the terms of the ____ Stock Awards Plan (the "Plan"). These restricted shares will vest on December 2, 200_.

Unvested restricted shares are nontransferable (i.e., they may not be sold, assigned, or pledged) and are subject to the forfeiture provisions contained in
Section 6 of the Plan. Except for the restrictions and forfeiture provisions in the Plan, and the restrictions contained herein, from the date of grant you will have all the rights of a holder of the Company's Common Stock (including voting and receiving dividends).

Under the current Internal Revenue Code, at the time of vesting of the restricted shares, you will recognize taxable compensation income at the full fair market value of the shares on the vesting date. The Company is currently required to withhold taxes at the rate of 25% of the full fair market value of the shares within 1 to 5 business days of vesting. Alternatively, you may elect to have the grant taxed as compensation income on the date of grant. If the shares are subsequently forfeited, however, you will not be entitled to a deduction (i.e., the taxes paid are not recoverable). Upon the sale of these shares, the difference between the selling price and the tax basis of the shares will be treated as a capital gain or loss. Any dividends paid on the restricted shares will be treated as compensation income.

Woodhead shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to Woodhead an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this agreement. Regardless of any action Woodhead takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary) and that Woodhead: (a) makes no representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of the grant, including


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the grant, vesting or subsequent sale of Shares acquired as a result of restricted stock awarded hereunder and the receipt of any dividends; and (b) does not commit to structure the terms of the grant or any aspect of the restricted stock to reduce or eliminate your (or your beneficiary's) liability for such tax.

In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Woodhead, it is discretionary in nature and it may be modified, suspended or terminated by Woodhead at any time, as provided in the Plan and this agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of Woodhead;
(d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Woodhead and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an employee of a subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by Woodhead, nor shall this grant interfere in any way with Woodhead's right to terminate your employment at any time; (i) the future value of the restricted stock is unknown and cannot be predicted with certainty.

This agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan. The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this agreement, without your written approval.

You are hereby notified that Woodhead collects, uses and transfers your personal data, in electronic or other form, to implement, administer and manage your participation in the Plan. Your acceptance of this agreement constitutes your acceptance of the restricted shares and your agreement to be bound by the terms of the Plan, the terms of this agreement and your acceptance and acknowledgement of the data privacy notification below. Woodhead holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Woodhead stock, details of all options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan ("Data"). In order to offer the Plan and to comply with applicable law, your personal data may be transferred to Woodhead offices in the United States. In addition, Woodhead may transfer this information to third parties outside your country of residence who assist Woodhead in the implementation, administration and management of the Plan. If you have any questions regarding the collection, use, or disclosure of your personal information for this purpose, please contact your local human resources representative.

The attached irrevocable stock power will be used to cancel the restricted shares in the event that they are forfeited for any reason prior to vesting. The stock power must be signed and returned along with one signed copy of this agreement to the Company's general counsel at the corporate office.

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You are reminded that your disposition of any shares of Woodhead Industries,
Inc. stock may be subject to SEC Rule 144 and our insider trading policy, so before engaging in any such transaction you must pre-clear that transaction with the Company's general counsel.

Congratulations on being selected as a recipient of a restricted stock award. I am confident that with your dedicated efforts and the opportunities for growth in our business, you can contribute to an increase in shareholder value and your own personal stock value in the years to come.

Sincerely,

WOODHEAD INDUSTRIES, INC.


Philippe Lemaitre
Chairman, President and CEO


Accepted and agreed to as of the date set forth above.


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